Exhibit 99




































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Permanent
Bancorp, Inc., Holding Company for Permanent Federal Savings Bank

                                  NEWS RELEASE



Donald P. Weinzapfel
Chairman of the Board,                                     FOR IMMEDIATE RELEASE
President & Chief                                          ---------------------
Executive Officer                                               May 22, 1997
Permanent Bancorp, Inc.
101 S.E. Third Street                                    FOR FURTHER INFORMATION
Evansville, IN  47708                                    -----------------------
812/428-6800                                                    Carl E. Root
                                                                812/428-6804


           PERMANENT BANCORP, INC. ANNOUNCES INCREASE IN CASH DIVIDEND


         EVANSVILLE, INDIANA (NASDAQ--"PERM")--Permanent Bancorp, Inc., parent corporation of Permanent Federal Savings Bank, has announced that the Company will increase its cash dividend to $.10 per share for the quarter ending June 30, 1997. The Company's Board of Directors made the announcement at its May 20, 1997 meeting. The cash dividend represents a 33% increase over the $.075 per share cash dividend paid during the fiscal year ended March 31, 1997 and represents the second consecutive hike from the initial dividend of $.05 per share paid during the fiscal year 1996.

         The announced increase in the dividend comes on the heels of the Company's annual earnings report which highlighted a 90% increase in annual earnings before a one-time industry-wide assessment by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

         In addition to the dividend announcement, the Company also stated plans to recommence the previously disclosed stock repurchase program where 5%, or approximately 107,000 of the outstanding shares were to be reacquired in open market transactions.

         Permanent Bancorp, Inc., at March 31, 1997, had assets of $423.8 million and deposits of $280.8 million.

















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